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Contact:

Thomas Klein                                            Joan Kureczka
Vice President Finance and CFO                          J.Kureczka Associates
Vion Pharmaceuticals                                    (415) 821-2413
(203) 498-4210                                          Email: JKureczka@aol.com
Email: vioninfo@vionpharm.com

For Immediate Release


                     VION WARRANT EXCHANGE OFFER SUCCESSFUL;
                        TAPET(TM) CLINICAL TRIALS PLANNED


NEW HAVEN, CT (June 30, 1998): At the third annual Cruttenden Roth Healthcare Conference in New York, Vion Pharmaceuticals, Inc. (Nasdaq: VION) announced it had accepted tenders for approximately 75% of its outstanding Class A Warrants and 60% of its Class B Warrants, pursuant to an exchange offer that terminated on June 29, 1998. Vion CFO Thomas E. Klein characterized the results of the exchange offer as an extremely positive step in simplifying the Company's capital structure which reduces fully diluted shares by almost 25%. Following the close of the exchange offer, the Company reported it concluded a $5.0 million convertible preferred stock financing with existing investors Elliott Associates, L.P. and Westgate International, L.P.

Also at the conference, Vion presented preclinical test results which have confirmed the Company's intention to file the first IND for its TAPET(TM) technology before year-end. Terrence J. Doyle, Ph.D., vice president of R & D said that Vion scientists have bioengineered strains of its TAPET bacterial vector to eliminate the potential risk of toxicity from sepsis as demonstrated in standard septic shock models. "Lipid modification in the cell wall of the bacteria resulted in a million-fold reduction in the bacteria's ability to cause septic shock," said Doyle. "Now that we believe this safety question has been adequately addressed, Vion has begun manufacturing scale up of the TAPET vector for clinical trials."

TAPET (Tumor Amplified Protein Expression Therapy) technology uses strains of Salmonella bacteria, attenuated for virulence, as therapeutic vectors to deliver proteins and pro-drug converting enzymes directly to tumor cells. The TAPET vectors are designed to be highly selective for tumor tissue relative to normal tissue and to expand within the confines of the tumor to levels hundreds or thousands of times greater than in normal tissue. The amplification of the vector itself has demonstrated significant preclinical efficacy in reducing tumor growth









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in vivo. In addition, TAPET vectors remain fully sensitive to antibiotics. This sensitivity allows for greater control since it is anticipated that the TAPET vector may be cleared from the body with commonly used antibiotics at any time during therapy.

Vion Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to discovering, developing and commercializing novel products and technologies for the treatment of cancer and viral diseases. The company has focused its research efforts in five principal areas: hypoxic cancer cell therapeutics, TAPET(TM) cancer therapy, alkylating agent prodrugs, ribonucleotide reductase inhibitors and nucleoside analogs. Vion's lead anticancer agent Promycin(TM) (porfiromycin) is currently in a Phase III clinical trial.



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For additional information on Vion and its research and product development programs, visit the company's Internet web site at http://www.vionpharm.com.


Statements included in this press release which are not historical in nature are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the Vion Pharmaceuticals future business prospects, plans, objectives, expectations and intentions are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those projected or suggested in the forward-looking statements, including, but not limited to those contained in the Vion Pharmaceuticals Registration Statement filed on Form S-3 (file no.333-37941)